Exhibit 99.1

INTRICON REPORTS 2017 FIRST-QUARTER RESULTS

Gains in Medical and Value Hearing Health Drive Record Sales;
Company to Acquire 49 Percent Stake in Soundperience

ARDEN HILLS, Minn. — April 25, 2017 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its first quarter ended March 31, 2017.

Highlights:

  Total first-quarter sales rose to $20.1 million, up 11 percent from the prior-year first quarter;
  Sales to IntriCon’s largest medical customer increased $2.1 million from the 2016 first quarter and were at record levels;
  The company’s value hearing health initiatives delivered year-over-year growth, with Hearing Help Express contributing $1.4 million in first-quarter revenue;
  IntriCon further enhanced its value hearing health infrastructure, entering into an agreement to acquire a 49 percent stake in self-fitting hearing aid technology provider Soundperience GmbH and a related license agreement; and
  The company completed the sale of its cardiac diagnostic monitoring (CDM) business on February 17, 2017, to Datrix, LLC.

 Financial Results

For the 2017 first quarter, the company reported net sales of $20.1 million, compared to $18.1 million in the prior-year period. The increase was primarily due to year-over-year revenue gains from IntriCon’s largest medical customer and included a $1.4 million contribution from Hearing Help Express (HHE). Net sales rose 13 percent sequentially from the 2016 fourth quarter.

IntriCon posted a net loss attributable to shareholders of ($428,000), or ($0.06) per share, versus net income attributable to shareholders of $15,000, or $0.00 per diluted share, for the 2016 first quarter. The 2017 first-quarter loss included a loss from discontinued operations of ($277,000), or ($0.04) per share, related to the divestiture of the company’s CDM business. It also included non-recurring acquisition and redundancy expenses of approximately ($230,000), or ($0.03) per share.

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IntriCon Corporation 2017 First-Quarter Results

April 25, 2017

As previously disclosed, IntriCon made the strategic decision to divest its non-core CDM business in order to focus financial and operational resources on value hearing health and the growing direct-to-consumer (DTC) opportunity. The company found a buyer for the business, and the sale closed in the 2017 first quarter.

On an adjusted basis, after adding back losses from discontinued operations, costs associated with the HHE and Soundperience acquisitions, and non-recurring redundancy (severance) costs in the UK, the company generated $60,000 in adjusted net income for the quarter. Management believes that this non-GAAP financial information provides useful supplemental information regarding the company’s performance by eliminating the discontinued operations and non-recurring items noted in the table below to allow a more meaningful analysis of organic operating results. A reconciliation of GAAP basis net loss to adjusted net income follows:

(in $000s)	Three months ended March 31, 2017

GAAP basis net loss	$ (428)

Losses from discontinued operations	277
Non-recurring acquisition costs	110
Redundancy costs	101

Adjusted net income	$ 60

“As expected, we delivered strong top-line growth in the first quarter, which was driven by gains in medical and value hearing health,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Furthermore, we’re making significant progress in establishing a new direct-to-consumer hearing aid distribution channel. Today’s Soundperience agreement is another important milestone in that journey, and we continue to anticipate strong hearing health and medical performance in the second quarter.”

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IntriCon Corporation 2017 First-Quarter Results

April 25, 2017

Gross profit margins were 28.3 percent essentially flat with 28.2 percent in the prior-year first quarter.

Operating expenses for the first quarter were $6.0 million, compared to $4.6 million in the prior-year first quarter. The increase was largely due to the inclusion of HHE in 2017.

IntriCon to Acquire 49 Percent Stake in Soundperience

Along with first-quarter results, the company also announced that it has entered into an agreement to acquire a 49 percent stake in Soundperience. Soundperience has designed state of the art self-fitting hearing aid technology. Soundperience software applications are the first psycho-acoustic way of analyzing peripheral hearing and central hearing processing.

Headquartered in Frankfurt, Germany, Soundperience was founded by Andreas Perscheid, a long-time audiologist and entrepreneur. The company’s self-fitting hearing aid technology is being used in the German market today, most notably though IntriCon’s previously disclosed Signison joint venture with Soundperience. Currently, the technology is PC based and is wired to the hearing aid during programing.

The system is expected to be integrated with IntriCon’s wireless hearing aids during the current quarter, and initially rolled out in Germany. IntriCon anticipates piloting a cloud-based version of this fitting system in the United States in the 2017 third quarter.

Said Gorder, “Incorporating self-fitting technology is a critical step in creating our high-quality, low-cost hearing healthcare ecosystem. We believe Soundperience’ s technology has the potential to drastically reduce the price of hearing aids, drive greater access and increase customer satisfaction. We anticipate piloting the cloud-based system, with our wireless hearing aids in the U.S. market via Hearing Help Express.”

Terms of the transaction include IntriCon immediately acquiring a 17 percent stake (approximately $440,000 U.S.), followed by an additional 32 percent stake (approximately $880,000 U.S.) in the 2017 fourth quarter. As part of the initial investment, IntriCon received an irrevocable, worldwide license. The license is exclusive in the United States.

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IntriCon Corporation 2017 First-Quarter Results

April 25, 2017

Business Update

Sales in IntriCon’s medical business increased 19 percent in the 2017 first quarter from the prior-year period. The gain was primarily driven by the expected production ramp of Medtronic’s MiniMed 630G wireless glucose monitoring system. Higher first-quarter production also resulted in a $1.9 million sequential increase in Medtronic revenue from the 2016 fourth quarter.

The company remains well-positioned with Medtronic, with 2017 second-quarter sales also expected to be at record levels, and growth anticipated to continue throughout the second-half of the year. In addition to the MiniMed 630G system, IntriCon is also designed into the MiniMed 670G system which was recently approved by the FDA, and is scheduled to be available in the United States in spring 2017.

Hearing health sales increased 9 percent from the prior-year first quarter, primarily stemming from a $1.4 million contribution from HHE. As previously announced, IntriCon acquired a 20 percent stake in DeKalb, Ill.-based HHE, a direct-to-consumer mail order hearing aid provider, in the fourth quarter of 2016. In January 2017, the company announced that it exercised its option to acquire the remaining 80 percent stake in HHE—the deal is expected to close in the second half of the year.

Said Gorder, “HHE and Soundperience give IntriCon direct access to consumers and the emerging value-based hearing health care market, and the ability to self-fit hearing aids. We believe that the combination will drive a lower-priced alternative for consumers to purchase devices directly and successfully manage their own care experience—circumventing layers of costs associated with the conventional hearing aid channel.”

Since taking its initial stake in HHE, IntriCon has made substantial progress integrating and optimizing the organization. In 2017, IntriCon:

•	Completed the relocation of the business, which is expected to drive operating efficiencies and better work management by merging two locations into one;
•	Enhanced HHE’s sales and marketing capabilities and increased advertising; and,
•	Introduced IntriCon’s first advanced digital hearing device, the EarMate 4220, into the HHE portfolio.

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IntriCon Corporation 2017 First-Quarter Results

April 25, 2017

The first-quarter hearing health gain also contained contributions by PC Werth, acquired by IntriCon UK to build a hearing health platform in England. In January 2017, IntriCon took steps to reduce PC Werth’s cost structure by $200,000 and refocus sales efforts into the National Health Service (NHS) clinics. On April 24, 2017, IntriCon received formal approval from the NHS for a third device, the K940D, which will enhance IntriCon’s sales capabilities. The K940D, which is a traditional behind-the-ear device, is very appealing to the NHS because of its broad-fitting range and advanced features.

Continued Gorder, “On the public policy front, there have been significant developments during the first quarter. Legislation was introduced in the House and Senate to make hearing aids available over the counter for those with mild to moderate hearing loss. Should it pass, this legislation has substantial implications for IntriCon and the entire value hearing health industry.”

The proposed legislation would require the FDA to write regulations ensuring that this new category of over-the-counter hearing aids meets the same high standards for safety, consumer labeling and manufacturing protections as all medical devices, providing consumers the option of an FDA-regulated device at lower cost.

Said Gorder, “The Over-the-Counter Hearing Aid Act of 2017 has the potential to remove the significant barriers existing today that prevent innovative hearing health solutions. We believe that this legislation would invigorate competition, spur innovation and facilitate the development of an ecosystem of hearing health care that provides affordable and accessible solutions to millions of unserved or underserved Americans.”

Looking Ahead

Concluded Gorder, “We’re encouraged by our start to 2017. Sales are ramping as expected and we have the infrastructure in place to deliver long-term growth. Moreover, we’re excited about creating and cultivating a new channel to deliver superior, outcomes-based affordable hearing healthcare directly to consumers. We believe that this effort will drive success for IntriCon and deliver value for our shareholders. Based on information currently available, we anticipate 2017 second-quarter net sales to be $20.0 to $20.4 million and positive EPS from continuing operations. For the year, we anticipate net sales to range between $79 million and $81 million.”

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IntriCon Corporation 2017 First-Quarter Results

April 25, 2017

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Tuesday, April 25, 2017, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review first-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-800-768-6544 and provide the conference ID number 7376617 to the operator. To access the replay, dial 1-888-203-1112 and enter passcode 7376617.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2016. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillaco.com

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IntriCon Corporation 2017 First-Quarter Results

April 25, 2017

  INTRICON CORPORATION

Consolidated Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,	March 31,
	2017	2016
	(Unaudited)	(Unaudited)

Sales, net	$20,088	$18,064
Cost of sales	14,412	12,966
Gross profit	5,676	5,098

Operating expenses:
Sales and marketing	2,311	1,156
General and administrative	2,558	2,266
Research and development	1,153	1,165
Total operating expenses	6,022	4,587
Operating income (loss)	(346)	511

Interest expense	(182)	(126)
Other income (expense)	56	(70)
Income (loss) from continuing operations before income taxes and discontinued operations	(472)	315

Income tax (benefit) expense	64	34
Income (loss) before discontinued operations	(536)	281
Loss on sale of discontinued operations, net of income taxes	(164)	—
Loss from discontinued operations, net of income taxes	(113)	(300)
Net Income (loss)	(813)	(19)
Less: Loss allocated to non-controlling interest	(385)	(34)
Net Income (loss) attributable to shareholders	$(428)	$15

Basic income (loss) per share attributable to shareholders:
Continuing operations	$(0.02)	$0.05
Discontinued operations	(0.04)	(0.05)
Net income (loss) per share:	$(0.06)	$0.00

Diluted income (loss) per share attributable to shareholders:
Continuing operations	$(0.02)	$0.05
Discontinued operations	(0.04)	(0.05)
Net income (loss) per share:	$(0.06)	$0.00

Average shares outstanding:
Basic	6,826	5,981
Diluted	6,826	6,228

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IntriCon Corporation 2017 First-Quarter Results

April 25, 2017

INTRICON CORPORATION

Consolidated Condensed Balance Sheets
(in thousands, except per share data)

	March 31,	December 31,
	2017	2016
	(unaudited)
Current assets:
Cash	$380	$667
Restricted cash	612	595
Accounts receivable, less allowance for doubtful accounts of $167 at March 31, 2017 and $170 at December 31, 2016	8,129	7,289
Inventories	13,239	12,343
Other current assets	1,104	957
Current assets of discontinued operations	—	123
Total current assets	23,464	21,974

Machinery and equipment	40,202	40,152
Less: Accumulated depreciation	33,755	33,546
Net machinery and equipment	6,447	6,606

Goodwill	10,555	10,555
Intangible Assets	2,856	2,920
Investment in partnerships	238	146
Other assets, net	1,447	1,557
Total assets (a)	$45,007	$43,758

Current liabilities:
Current maturities of long-term debt	$2,368	$2,346
Accounts payable	8,403	6,722
Accrued salaries, wages and commissions	2,171	2,413
Other accrued liabilities	1,785	1,914
Liabilities of discontinued operations	—	123
Total current liabilities	14,727	13,518

Long-term debt, less current maturities	9,830	9,284
Other postretirement benefit obligations	490	501
Accrued pension liabilities	730	737
Other long-term liabilities	691	707
Total liabilities (a)	26,468	24,747
Commitments and contingencies
Shareholders’ equity:

Common stock, $1.00 par value per share; 20,000 shares authorized; 6,836 and 6,820 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	6,836	6,820
Additional paid-in capital	21,646	21,383
Accumulated deficit	(9,061)	(8,633)
Accumulated other comprehensive loss	(952)	(1,014)
Total shareholders’ equity	18,469	18,556
Non-controlling interest	70	455
Total equity	18,539	19,011
Total liabilities and equity	$45,007	$43,758

(a) Assets of HHE, the consolidated variable interest entity, that can only be used to settle obligations of HHE were $5,040 at March 31, 2017. Liabilities of HHE, for which creditors do not have recourse to the general credit of IntriCon were $4,166 at March 31, 2017.

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